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                                                                  EXHIBIT 99.1



                                             Contacts: Sam Gradess
                                                       Chief Financial Officer
                                                       Alloy, Inc.
                                                       212/244-4307
FOR IMMEDIATE RELEASE:
                                                       Investor Relations:
                                                       AJ Goodman
                                                       PR21, Inc.
                                                       212/299-8888

                 ALLOY ANNOUNCES FIRST QUARTER FINANCIAL RESULTS


         NEW YORK, NY - MAY 29, 2003 - Alloy, Inc. (Nasdaq:ALOY), a media, direct marketing and marketing services company targeting the dynamic Generation Y population, today reported first fiscal quarter revenues of $69.4 million and a net loss attributable to common stockholders of $0.8 million, or $0.02 per diluted share. This compares with our first fiscal quarter net loss attributable to common stockholders guidance range of $0.01 to $0.04 per diluted share. In the first fiscal quarter ended April 30, 2003, Alloy generated $1.4 million in earnings before income taxes and acquired intangible asset amortization ("EBTA"), excluding a restructuring charge of $0.4 million to write off an abandoned facility lease and equipment no longer required in our business operations. This compares with our first fiscal quarter EBTA guidance range of $0.5 million to $2.5 million. For additional financial detail, including the calculation of EBTA excluding the restructuring charge, please refer to the financial tables provided at the end of this release.

         Total revenues for the first quarter of fiscal 2003 increased 38% to $69.4 million, compared with $50.4 million in the first quarter of fiscal 2002. Fiscal first quarter net merchandise revenues of $30.0 million were down 4% compared with $31.1 million in last year's fiscal first quarter. The reduction resulted primarily from a slight decline in catalog circulation as we reduced the number of catalogs circulated to prospects outside our database and non-buyers inside our database. Fiscal first quarter sponsorship and other revenues of $39.5 million were up 104% versus $19.4 million in the comparable period in our last fiscal year. The increase reflected a larger advertising sales force, a broader client base, and a wider range of media services offered than in the last fiscal year, resulting from a combination of internal development and strategic acquisitions.


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         First quarter gross profit in fiscal 2003  increased to $31.5  million, or 45.3% of revenues, compared with $28.9 million, or 57.3% of revenues, in the comparable period last year largely as a result of the substantial increase in revenues. The decrease in gross profit percentage was primarily due to the lower gross margin profile of our sponsorship activities in this fiscal year's first quarter compared with last fiscal year's first quarter as newspaper and radio advertising placement, event marketing, sampling and customer acquisition activities expanded relative to our print and interactive advertising programs, which have higher gross margins. These lower gross margin activities also accounted for a larger share of our total revenue in the fiscal first quarter this year as compared with last year's fiscal first quarter.

         Operating  expenses  were $32.5  million in the first quarter of fiscal
2003 versus $26.1 million in the first quarter of fiscal 2002. The increase resulted primarily from our enlarged advertising sales force and staff; the expenses from operations acquired within the last year, in particular Market Place Media; additional intangible asset amortization resulting from recent acquisitions; and the impact of the $0.4 million restructuring charge to write-off of an abandoned facility lease and equipment no longer required in operating the business.

         Net loss for the first quarter of fiscal 2003 was $0.4 million, compared with net income of $3.1 million in last fiscal year's first quarter. Net loss attributable to common stockholders for the first quarter of fiscal 2003 was $0.8 million, or $0.02 per diluted share, compared with net income attributable to common stockholders of $2.5 million, or $0.06 per diluted share, in last fiscal year's first quarter. EBTA excluding the restructuring charge was $1.4 million in the first fiscal quarter of 2003 compared with $3.9 million in the first fiscal quarter of 2002. In the first fiscal quarter of 2003, Alloy repurchased 600,000 shares of its common stock under the share repurchase program.

         Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, "We are generally pleased with our financial performance during a quarter characterized by challenging market conditions as a result of the soft economy and the war in Iraq. We were able to achieve our financial expectations for the quarter and believe that our advertising and marketing services franchise is well-positioned to continue its impressive growth."


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         As of April 30,  2003,  the end of its fiscal  first  quarter,  Alloy's consolidated database of Generation Y consumers grew to over 14.0 million total names, of which over 4.9 million were established buyers, versus approximately
10.1 million total names and 2.7 million established buyers as of April 30, 2002.

         Looking ahead, Mr. Diamond concluded, "For the full fiscal 2003, we are raising our expectation for sponsorship and other revenues to between $195 million to $205 million, reflecting the addition of the OCM Direct business in May 2003. All other annual financial guidance measures remain intact. We are projecting second fiscal quarter net merchandise revenues between $30 million and $32 million and sponsorship and other revenues between $45 million and $47 million. We expect a net loss attributable to common stockholders of $0.02 to $0.06 per diluted share in the second fiscal quarter, with EBTA between $0 and $2.0 million."

ABOUT ALLOY

         Alloy, Inc. is a media, direct marketing and marketing services company targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy's convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy's 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy's media and marketing assets such as direct mail catalogs, magazines, college and high school newspapers, Web sites, school-based media boards, college guides, and sponsored on- and off-campus events. Alloy generates revenue from its broad reach in the Generation Y community by providing marketers advertising and marketing services through 360 Youth and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and magazines. For further information regarding Alloy, please visit our Web site (www.alloy.com) and click on "Investor Info". Information on 360 Youth's marketing services can be found at www.360youth.com.

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This announcement may contain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "project" and "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include,
among  others,  our  ability  to:  increase   revenues,   generate  high  margin
sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take
advantage   of   strategic,   synergistic   acquisitions   and   other   revenue
opportunities.   Other  relevant  factors  include,   without  limitation:   our
competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the "Risk Factors That May Affect Future Results" section included in our annual report on Form 10-K for the year ended January 31, 2003 which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management's expectations, except as may be required by law.




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                               (TABLES TO FOLLOW)


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                                   ALLOY, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                               Three Months     Three Months
                                                                                   Ended            Ended
                                                                                 4/30/2002        4/30/2003

Net merchandise revenues                                                              $31,067          $29,971
Sponsorship and other revenues                                                         19,366           39,473
                                                                              ---------------- ----------------
Total revenues                                                                         50,433           69,444
Cost of goods sold                                                                     21,560           37,975
                                                                              ---------------- ----------------
Gross profit                                                                           28,873           31,469

Selling and marketing expenses                                                         21,425           25,379
General and administrative expenses                                                     4,123            4,958
Acquired intangible asset amortization (1)                                                535            1,785
Stock-based compensation                                                                    8                0
Restructuring charge to write-off abandoned facility lease and equipment                    0              380
                                                                              ---------------- ----------------
Total operating expenses                                                               26,091           32,502

Income (loss) income from operations                                                    2,782          (1,033)

Interest and other income, net                                                            535              287
                                                                              ---------------- ----------------
Income (loss) before income taxes                                                       3,317            (746)
Income tax expense (benefit)                                                              247            (358)
                                                                              ---------------- ----------------
Net income (loss)                                                                       3,070            (388)

Preferred stock dividend and accretion                                                    558              453
                                                                              ---------------- ----------------
Net income (loss) attributable to common stockholders                                  $2,512           ($841)

Net income (loss) attributable to common stockholders per basic share                   $0.07          ($0.02)
Net income (loss) attributable to common stockholders per diluted share                 $0.06          ($0.02)

Weighted average basic common shares outstanding:                                  36,818,936       40,149,100
Diluted shares outstanding per GAAP:                                               39,290,275       40,149,100

EARNINGS BEFORE INCOME TAXES AND AMORTIZATION ("EBTA") RECAP:
Net (loss) income                                                                      $3,070           ($388)
Income tax expense                                                                        247            (358)
Acquired intangible asset amortization                                                    535            1,785
Restructuring charge to write-off abandoned facility lease and equipment                    0              380
                                                                              ---------------- ----------------
Recurring EBTA                                                                         $3,852           $1,419


(1) Reflects the adoption of FAS 142 "Goodwill and Other Intangible Assets" as of February 1, 2002 which eliminates regular periodic amortization of goodwill.


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                                   ALLOY, INC.
               SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
                                 (In thousands)

                                                                         January 31, 2003     April 30, 2003
                                                                            (audited)           (unaudited)
Assets
Current Assets
    Cash and cash equivalents                                                       $35,187            $38,383
    Marketable securities                                                            23,169              5,412
    Accounts receivable, net                                                         30,022             35,448
    Inventories, net                                                                 23,466             22,369
    Prepaid catalog costs                                                             2,100              1,740
    Other current assets                                                             10,130             12,378
                                                                       --------------------- ------------------
             Total current assets                                                   124,074            115,730

Property and equipment, net                                                          10,081              9,844
Deferred tax asset                                                                    5,621              5,621
Goodwill, net                                                                       270,353            269,011
Intangible and other assets, net                                                     24,471             24,233
                                                                       --------------------- ------------------
             Total assets                                                          $434,600           $424,439

Liabilities and Stockholders' Equity
Current Liabilities
    Accounts payable                                                                $28,032            $22,528
    Deferred revenues                                                                15,106             13,905
    Accrued expenses and other current liabilities                                   27,679             19,191
                                                                       --------------------- ------------------
             Total current liabilties                                                70,817             55,624

Deferred tax liability                                                                2,698              2,698
Other long term liabilities                                                              93                  0

Series B Preferred Stock                                                             15,550             16,003

Stockholders' Equity                                                                345,442            350,114
                                                                       --------------------- ------------------
             Total liabilities and stockholders' equity                            $434,600           $424,439




                                                        ###

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